Exhibit 10.1

AMENDMENT NO. 3
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 3 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of July 1, 2015, by and among WELLS FARGO CAPITAL FINANCE, LLC, in its capacity as agent (in such capacity, “Agent”) for the Lenders (as defined in the Loan Agreement referred to below), KINERGY MARKETING LLC (“Kinergy”), and PACIFIC AG. PRODUCTS, LLC (“Pacific Ag” and together with Kinergy, each individually, a “Borrower” and collectively, the “Borrowers”).

WHEREAS, Borrowers, Agent and Lenders have entered into certain financing arrangements as set forth in (a) the Amended and Restated Loan and Security Agreement, dated as of May 4, 2012, by and among Agent, Lenders and Borrowers (as amended, restated, renewed, extended, supplemented, substituted and otherwise modified from time to time, the “Loan Agreement”) and (b) the Financing Agreements (as defined in the Loan Agreement); and

WHEREAS, Parent desires to acquire Aventine Renewable Energy Holdings, Inc. as a Subsidiary (as defined in the Loan Agreement) of Parent pursuant to that certain Agreement and Plan of Merger, dated December 30, 2014, among Parent, AVR Merger Sub, Inc. and Aventine Renewable Energy Holdings, Inc. (the “Acquisition”);

WHEREAS, Borrowers, Agent and Lenders have agreed to amend and modify certain provisions of Loan Agreement, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, upon the mutual agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Definitions.

(a)                Additional Definitions. The Loan Agreement is hereby amended to add the following new definition thereto:

““Amendment No. 3” shall mean Amendment No. 3 to Amended and Restated Loan and Security Agreement, dated as of July 1, 2015.”

““Applicable Inventory Advance Rate” shall mean:

(i)	with respect to Inventory consisting of commodities for which mark to market pricing is published or reported by the Los Angeles Oil Price Information Service (commonly known as OPIS) and/or the Chicago Board of Trade (commonly known as CBOT), seventy percent (70%); provided that, upon the receipt by Agent of an acceptable Borrower Requested Appraisal (or Agent initiated appraisal) of such Inventory in accordance with Section 7.3(d) herein, such rate shall be seventy-five percent (75%).
(ii)	with respect to all other Inventory, seventy percent (70%).”

1

““Aventine Acquired Inventory” means Inventory purchased or acquired by Borrowers from an Aventine Affiliate.

““Aventine Affiliates” mean, collectively, (a) Pacific Ethanol Central, LLC (f/k/a Aventine Renewal Energy Holdings, Inc.), (b) Aventine Renewable Energy – Aurora West, LLC, (c) Aventine Renewable Energy, Inc., (d) Aventine Renewable Energy – Mt Vernon, LLC, (e) Aventine Renewable Energy - Canton, LLC, (f) Nebraska Energy, L.L.C., and (g) Aventine Power, LLC, in each instance, together with its successors and assigns.”

““Aventine Revolving Agent” shall mean, collectively, the “Administrative Agent” (or agent with a similar title acting in the capacity of an “administrative agent” under the Aventine Revolving Loan Agreement) and “Collateral Agent” (or agent with a similar title acting in the capacity of an “collateral agent” under the Aventine Revolving Loan Agreement).”

““Aventine Term Agent” shall mean the “Administrative Agent” (or agent with a similar title acting in the capacity of an “administrative agent” under the Aventine Term Loan Agreement; provided, that, if the then effective Aventine Term Loan Agreement shall not include or provide for an agent, then the Aventine Term Agent shall mean the lenders from time to time party thereto.”

““Aventine Lenders” shall mean each of (a) the financial institutions from time to time party to any Aventine Revolving Loan Agreement as lenders or the agent acting on behalf of such financial institutions pursuant to such Aventine Revolving Loan Agreement and (b) the financial institutions from time to time party to any Aventine Term Loan Agreement as lenders or the agent acting on behalf of such financial institutions pursuant to such Aventine Term Loan Agreement”

““Aventine Revolving Loan Agreement” shall mean, collectively, (a) the Loan and Security Agreement, dated as of September 17, 2014, by and among the financial institutions from time to time party thereto as lenders, Alostar Bank of Commerce in its capacity as agent for such financial institutions, and certain Aventine Affiliates and (b) any successor agreement executed by the Aventine Affiliates to refinance or replace such Loan and Security Agreement or any successor agreement, in each case, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.”

““Aventine Term Loan Agreement” shall mean, collectively, (a) the Amended and Restated Senior Secured Term Loan Credit Agreement, dated as of September 24, 2012, by and among the financial institutions from time to time party thereto as lenders, Citibank, N.A., in its capacity as agent for such financial institutions, and ARE Holdings and (b) any successor agreement executed by any Aventine Affiliate to refinance or replace such Term Loan Credit Agreement or any successor agreement, in each case, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.”

2

““Increased Reporting Period” means (a) the period beginning on the first date on which the Excess Availability for the immediately preceding ninety (90) calendar days shall have been less than twenty-five percent (25%) of the Maximum Credit and ending on the date on which the Excess Availability for the immediately preceding ninety (90) calendar days shall have been greater than or equal to twenty-five percent (25%) of the Maximum Credit or (b) the period during which a Default or Event of Default shall have occurred and be continuing.”

““Marketing Agreements” shall mean each of the Ethanol Marketing Agreements, dated on or about the date of Amendment No. 3, by and among one or more Borrowers and one or more Aventine Affiliates, as amended, and such other marketing agreements that may be approved by Agent from time to time in its reasonable discretion.”

““Special Eligibility Conditions” means, as of any date of determination, that Agent has received one or more agreements or consents, in form and substance reasonably satisfactory to Agent, (i) executed by the Aventine Term Agent as of such date of determination and, if an Aventine Revolving Loan Agreement shall then be in effect, the Aventine Revolving Agent as of such date of determination, and providing for the consent of such Aventine Lenders whose consent is required to (A) the sale by any Aventine Affiliates to any Borrower of Aventine Acquired Inventory pursuant to a Marketing Agreement, and (B) the transactions set forth in the Marketing Agreements, (ii) executed by the Aventine Term Agent as of such date of determination and, if an Aventine Revolving Loan Agreement shall then be in effect, the Aventine Revolving Agent as of such date of determination, and providing for the release of all liens and security interests of the Aventine Lenders on the Aventine Acquired Inventory, and (iii) with respect to any Aventine Term Loan Agreement described in clause (b) of the definition thereof, the grant by the Aventine Term Agent as of such date of determination to Agent of the same right of access and license as is granted pursuant to Section 3.07 of the Term Loan Intercreditor Agreement as in effect immediately prior the effective date of Amendment No. 3.”

““Term Loan Intercreditor Agreement” shall mean the Third Amended and Restated Intercreditor Agreement, dated September 17, 2014, by and among the Aventine Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.”

(b)               Interpretation. Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Loan Agreement.

3

2.          Consent. To the extent their consent may be necessary or required under the Loan Agreement or the other Financing Agreement, Agent and Lenders hereby consent to the Acquisition.

3.          Amendments.

(a)          Liquidity Period. The definition of Liquidity Period set forth in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“ “Liquidity Period” means (a) the period beginning on the first date on which the Excess Availability for the immediately preceding ninety (90) calendar days shall have been less than thirty percent (30%) of the Maximum Credit and ending on the date on which the Excess Availability for the immediately preceding ninety (90) calendar days shall have been greater than or equal to thirty percent (30%) of the Maximum Credit or (b) the period during which a Default or Event of Default shall have occurred and be continuing.”

(b)          Applicable Margin. Section 1.6 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“Applicable Margin” shall mean:

(a) Subject to clause (b) below, at any time, as to the Interest Rate for all Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability	Applicable Margin
1	Greater than an amount equal to 25% of the Maximum Credit	1.75%
2	Less than or equal to an amount equal to 25% of the Maximum Credit and greater than an amount equal to 10% of the Maximum Credit	2.25%
3	Less than or equal to an amount equal to 10% of the Maximum Credit	2.75%

4

(b) Notwithstanding anything to the contrary set forth above, (i) the Applicable Margin shall be calculated and established (A) on the date hereof with respect to the current calendar quarter, based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter, and (B) once each calendar quarter subsequent to the current calendar quarter based upon the Quarterly Average Excess Availability for such calendar quarter and shall remain in effect until adjusted thereafter after the end of such calendar quarter, and (ii) each adjustment of the Applicable Margin shall be effective as of the first day of a calendar quarter based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter. In the event that at any time after the end of a calendar quarter the Quarterly Average Excess Availability for such calendar quarter used for the determination of the Applicable Margin was less than the actual amount of the Quarterly Average Excess Availability for such calendar quarter, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent. In the event that the Quarterly Average Excess Availability for such calendar quarter used for the determination of the Applicable Margin was greater than the actual amount of the Quarterly Average Excess Availability, the Applicable Margin for such prior calendar quarter shall be adjusted to the applicable percentage based on such actual Quarterly Average Excess Availability and any reduction in interest for the applicable period as a result of such recalculation shall be promptly credited to the loan account of Borrowers; provided, that, the basis for the Quarterly Average Excess Availability for purposes of the determination of the Applicable Margin having been less than the actual Quarterly Average Excess Availability is not as a result of information provided by Borrowers to Agent. The foregoing shall not be construed to limit the rights of Agent or Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.”

(c)          Borrowing Base. Section 1.13 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“1.13 “Borrowing Base” means, at any time, the amount equal to:

(a) the sum of:

(i) eighty-five percent (85%) of the Eligible Accounts of Borrowers; plus

(ii) the lesser of (A) the Inventory Loan Limit, (B) the Applicable Inventory Advance Rate multiplied by the Value of the Eligible Inventory and Eligible-In-Transit Inventory of Borrowers, or (C) eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of Eligible Inventory and Eligible In-Transit Inventory of Borrowers; minus

5

(b) Reserves.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letters of Credit for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Agent is in effect basing the issuance of the Letter of Credit on the Value of the Eligible Inventory being purchased with such Letter of Credit. In determining the actual amounts of such Letter of Credit to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit. The amounts of Eligible Inventory of any Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory record maintained by such Borrower.”

(d)          Concentration Limits. Subsections (i) and (ii) of Section 1.33(m) of the Loan Agreement are hereby deleted in their entirety and the following substituted therefor:

“(i) the aggregate amount of such Accounts owing by a single account debtor (other than Royal Dutch Shell plc, Idemitsu Apollo Corporation, Maverik, Inc., Valero Energy Corporation, Tesoro Corporation, ConocoPhillips Company, Chevron Corporation and Vitol, Inc.) do not constitute more than twenty (20%) percent of the aggregate amount of all otherwise Eligible Accounts, (ii) the aggregate amount of such Accounts owing by any of Sinclair, Idemitsu Apollo Corporation, Maverik, Inc. or Vitol, Inc. do not, in each case, constitute more than twenty-five (25%) percent of the aggregate amount of all otherwise Eligible Accounts,”

(e)          Eligible Accounts. Section 1.33 of the Loan Agreement is hereby amended to (i) delete the period appearing at the end of clause (q) thereof and substitute “; and” therefor and (ii) add the following new clauses (r) and (s) at the end thereof:

“(r) such Accounts are not owed by an account debtor who has fifty percent (50%) or more of its aggregate Accounts ineligible under clauses (b) or (n) of this definition; and

(s) such Accounts do not arise from the sale of Aventine Acquired Inventory unless the Special Eligibility Conditions have been satisfied as reasonably determined by Agent in good faith.”

6

(f)           Eligible Inventory. Section 1.34 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor

“1.34 “Eligible Inventory” shall mean, as to each Borrower, Inventory of such Borrower consisting of (i) finished goods held for resale in the ordinary course of the business of such Borrower, (ii) raw materials consisting of corn and feed stock and (iii) certain other raw materials of the such Borrower deemed eligible by Agent in good faith and in the exercise of its reasonable credit judgment, that in each case satisfy the criteria set forth below as determined by Agent in good faith and in the exercise of its reasonable credit judgment. In general, Eligible Inventory shall not include: (a) (i) raw materials described in clause (iii) above, except to the extent deemed eligible by Agent in good faith and in the exercise of its reasonable credit judgment, and work in process, (ii) components which are not part of finished goods, (iii) spare parts for equipment, (iv) packaging and shipping materials, or (v) supplies used or consumed in such Borrower’s business; (b) Inventory at premises other than those owned or leased and controlled by a Borrower unless Agent has received a Collateral Access Agreement or Aventine Acquired Inventory commingled with assets of the Aventine Affiliates; (c) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement and, if such security interest secures Indebtedness for borrowed money or could have priority over the security interest in favor of Agent, that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent; (d) bill and hold goods; (e) unserviceable, obsolete or slow moving Inventory; (f) Inventory that is not subject to the first priority, valid and perfected security interest of Agent; (g) damaged and/or defective Inventory or returned Inventory to the extent that such returned Inventory remains subject to an Account deemed to be an Eligible Account hereunder; (h) Inventory purchased or sold on consignment; (i) in-transit inventory other than Eligible In-Transit Inventory and (j) Inventory located outside the United States of America (except, if approved in writing by Agent in its sole discretion, Canada). The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith and in the exercise of its reasonable credit judgment based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from any Borrower (or Administrative Borrower on behalf of any Borrower) prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent based upon the exercise of its reasonable credit judgment. Aventine Acquired Inventory shall not constitute Eligible Inventory unless the Special Eligibility Conditions have been satisfied as reasonably determined by Agent in good faith and such Aventine Acquired Inventory is otherwise deemed Eligible Inventory hereunder. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.”

7

(g)          Eligible In-Transit Inventory. Section 1.35 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“1.35 “Eligible In-Transit Inventory” shall mean, as to each Borrower, all finished goods Inventory of such Borrower (including ethanol, corn, co-products, dry and wet distillers grain, corn oil, germ, and yeast) which is in transit to one of the Borrowers’ facilities or in transit to a customer of such Borrower and which Inventory (a) (i) has been paid for and is owned by such Borrower, or (ii) is subject to a Letter of Credit, (b) is fully insured, (c) is subject to a first priority security interest in and lien upon such goods in favor of Agent (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Borrowers), (d) is evidenced or deliverable pursuant to documents that, if requested by Agent, have been delivered to Agent or an agent acting on its behalf or designating Agent as consignee; provided, that, if Agent elects not to have the documents delivered to Agent or an agent acting on its behalf or designate Agent as consignee, then Agent shall have received a Collateral Access Agreement from the freight carrier or shipping company in possession of the goods, duly authorized, executed and delivered by such freight carrier or shipping company in favor of Agent, (e) is not Aventine Acquired Inventory unless the Special Eligibility Conditions have been satisfied as reasonably determined by Agent in good faith and (f) is otherwise deemed to be “Eligible Inventory” hereunder.”

(h)          Fixed Charge Coverage Ratio. Section 1.53 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“1.53 “Fixed Charge Coverage Ratio” shall mean, as to any Person, with respect to any period, the ratio of (a) the amount for such period equal to the sum of, without duplication, (i) EBITDA of such Person and its Subsidiaries, on a consolidated basis, for such period, less (ii) taxes paid during such period in cash, less (iii) unfinanced Capital Expenditures made or incurred during such period, less (iv) distributions (including tax distributions) and dividends made during such period, to (b) the Fixed Charges of such Person and its Subsidiaries, in each case on a consolidated basis, for such period.”

(i)           Fixed Charges. Section 1.54 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“1.54 “Fixed Charges” shall mean, as to any Person and its Subsidiaries, on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all cash Interest Expense during such period, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness incurred, paid or assumed for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating items in (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such period.”

(j)           Intercompany Operating Agreement. Section 1.66 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“1.66 “Intercompany Operating Agreement” shall mean that certain Amended and Restated Intercompany Operating Agreement, dated as of the date hereof, by and among the Borrowers party thereto, and Parent pursuant to which Parent will provide certain services to Borrowers as more particularly set forth therein.”

8

(k)          Inventory Loan Limit. Section 1.70 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“1.70 “Inventory Loan Limit” shall mean the amount equal to $40,000,000.”

(l)           Letter of Credit Limit. Section 1.76 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“1.76 “Letter of Credit Limit” shall mean $20,000,000.”

(m)         Maximum Credit. Section 1.86 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“1.86 “Maximum Credit” shall mean the amount of $75,000,000.”

(n)          Receivables. Subsection (e) of Section 1.106 of the Loan Agreement is hereby amended to delete “including, without limitation, all of Kinergy’s and Pacific Ag’s right, title and interest in and to the Intercompany Operating Agreement” and substitute “including, without limitation, all of each Borrowers’ right, title and interest in and to the Intercompany Operating Agreement” therefor.

(o)          Value. Section 1.122 of the Loan Agreement is hereby amended to add the following at the end thereof:

“For purposes of this Section 1.122, the “market value” of Inventory shall be determined based on published or reported mark to market commodity pricing created or distributed by the Los Angeles Oil Price Information Service (commonly known as OPIS) and/or the Chicago Board of Trade (commonly known as CBOT); provided, that, in the event that any change in market conditions shall, in the reasonable opinion of Agent, make it impractical for Agent to determine the market value of an item of Inventory based on such publications, or the mark to market commodity pricing of an item of Inventory is not reported or published by such publications, the Value of such Inventory shall be determined under clause (a) of this Section 1.122.”

(p)          Loan Limits. Section 2.1(b) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(b) Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time to all Borrowers collectively shall not exceed the Borrowing Base of all Borrowers, (iii) the aggregate principal amount of Revolving Loans and Letter of Credit Obligations outstanding at any time based on Eligible Inventory shall not exceed the Inventory Loan Limit and (iv) the aggregate principal amount of the Revolving Loans and Letter of Credit Obligations outstanding at any time based on (A) domestic Eligible In-Transit Inventory shall not exceed $30,000,000, (B) Eligible Inventory consisting of Eligible Swap Inventory shall not exceed $0, (C) Eligible Inventory consisting of corn shall not exceed $15,000,000, and (D) Eligible Inventory consisting of corn co-products (including wet-milling byproducts and dry-milling byproducts) shall not exceed $15,000,000.”

9

(q)          Accordion. Section 2.3 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“2.3 Increase in Maximum Credit.

(a) Administrative Borrower may (on behalf of Borrowers), at any time, deliver a written request to Agent to increase the Maximum Credit. Any such written request shall specify the amount of the increase in the Maximum Credit that Borrowers are requesting; provided, that, (i) in no event shall the aggregate amount of any such increase in the Maximum Credit cause the Maximum Credit to exceed $100,000,000, (ii) such request shall be for an increase of not less than $5,000,000, (iii) any such request shall be irrevocable, (iv) in no event shall more than one such written request be delivered to Agent in any calendar quarter and (v) any request shall be subject to the approval of Agent and Lenders in their sole discretion.

(b) Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Borrowers as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within ten (10) days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $5,000,000 and (ii) no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower on behalf of Borrowers, Agent may, but shall not be obligated to, seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Administrative Borrower on behalf of Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.

10

(c) The Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with this Section 2.3, for which Agent has received Assignment and Acceptances sixty (60) days after the date of the request by Administrative Borrower on behalf of Borrowers for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower on behalf of Borrowers in accordance with the terms hereof, effective on the date that Agent shall have notified Administrative Borrower that each of the following conditions have been satisfied (such date being the “Maximum Credit Increase Effective Date”):

(i) Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and Administrative Borrower; provided, that, the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be not less than $5,000,000;

(ii) the conditions precedent to the making of Revolving Loans set forth in Section 4.2 shall be satisfied as of the Maximum Credit Increase Effective Date, both before and after giving effect to such increase;

(iii) Agent shall have received an opinion of counsel to Borrowers in form and substance and from counsel reasonably satisfactory to Agent and Lenders addressing such matters as Agent may reasonably request (including an opinion as to no conflicts with other material Indebtedness);

(iv) such increase in the Maximum Credit shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(v) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and

(vi) there shall have been paid to Agent, for the account of the Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable fees and expenses of counsel) due and payable pursuant to any of the Financing Agreements on or before the effectiveness of such increase.

11

(d) As of the Maximum Credit Increase Effective Date, each reference to the term Maximum Credit herein, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Maximum Credit.”

(r)           Unused Line Fee. Section 3.2(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to (i) 0.375% per annum, if the average daily principal balance of the outstanding Revolving Loans and Letters of Credit was less than 50% of the ULF Amount during the immediately preceding month (or part thereof), or (ii) 0.25% per annum, if the average daily principal balance of the outstanding Revolving Loans and Letters of Credit was greater than or equal to 50% of the ULF Amount during the immediately preceding month (or part thereof), in each case calculated upon the amount by which the ULF Amount exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.”

(s)          Servicing Fee. Section 3.2(e) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(e) Borrowers shall pay to Agent, for its own account, a monthly servicing fee in an amount equal to $5,000 per month in respect of the services of Agent for each month (or part thereof) while the Loan Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding. Such fee shall be fully earned as of and payable in advance on the first day of the first month following the date hereof and on the first day of each month thereafter for so long as any of the Obligations are outstanding.”

(t)           Collateral Reporting. Section 7.1(a)(i) of the Loan Agreement is hereby amended to delete “Liquidity Period” and substitute “Increased Reporting Period” therefor.

(u)          Inventory Appraisal. Section 7.3(d) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(d) Agent may, at its election and at Borrower’ expense, no more than one (1) time in any twelve (12) month period (or two (2) times during any 12 month period (x) with respect to any Inventory subject to a Borrower Requested Appraisal or (y) if Excess Availability is at any time during such 12 month period less than 50% of the Maximum Credit), conduct appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser selected by Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (each, an “Appraisal”), provided, that, (i) if an Event of Default has occurred and is continuing, Agent may conduct, at Borrowers’ expense, such additional Appraisals as to the Inventory without limitation, as determined by Agent and (ii) at the request of Borrower made no more than one (1) time in any 12 month period, Agent shall conduct, at the expense of Borrower, an Appraisal of Inventory selected by Borrower for appraisal (any such Appraisal under this clause (ii) referred to herein as a “Borrower Requested Appraisal”).”

12

(v)          Permitted Indebtedness. Section 9.9(b) of the Loan Agreement is hereby amended to delete to delete the reference to “$2,000,000” appearing therein and substitute “$4,000,000” therefor.

(w)         Transactions With Affiliates.

(i)          Distributions to Parent. Section 9.12(b)(ii) of the Loan Agreement is hereby amended to delete the references to “$2,000,000” appearing therein and substitute “$7,500,000” therefor.

(ii)         Management Fees. Section 9.12(b)(iii) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(iii) quarterly payments (collectively, “Management Fees”) (A) by Kinergy to Parent for those services provided by Parent to Kinergy pursuant to the Intercompany Operating Agreement as in effect on the date hereof in an amount not to exceed $1,500,000 per fiscal quarter and (B) by Pacific Ag to Parent for those services provided by Parent to Pacific Ag pursuant to the Intercompany Operating Agreement as in effect on the date hereof in an amount not to exceed $500,000 per fiscal quarter; provided, that, with respect to any reimbursement payment by any Borrower to Parent, whether under any subsection of this clause (b) or otherwise, on account of any margin call due in connection with any hedging position created by Parent for or on behalf of such Borrower pursuant to the Intercompany Operating Agreement, Borrowers shall have Excess Availability of not less than $1,000,000 after giving effect to such payment.”

(x)          Financial Covenants.

(i)          EBITDA. Section 9.17(a) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“(a) Intentionally omitted.”

(ii)         Fixed Charge Coverage Ratio. The proviso appearing at the end of Section 9.17(b) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

“; provided, that, this Section 9.17(b) shall not apply to any fiscal month for which the Excess Availability was at all times during such month, and at all times during each of the two (2) prior months, greater than twenty percent (20%) of the Maximum Credit.”

13

(y)         Access Rights from Existing Aventine Lenders. The Loan Agreement is hereby amended to add the following new Section 9.22:

“9.22 Aventine Lenders. Borrowers shall use commercially reasonable efforts to obtain, from the Aventine Term Agent under the Aventine Term Loan Agreement as of the date of Amendment No. 3, an agreement, in form and substance reasonably satisfactory to Agent, granting to Agent right of access and license as is granted under Section 3.07 of the Term Loan Intercreditor Agreement as in effect immediately prior to the effective date of Amendment No. 3.”

(z)          Marketing Agreements. The Loan Agreement is hereby amended to add the following new Section 9.23:

“9.23 Marketing Agreements. Without the prior written consent of Agent, no Borrower shall amend or modify any of the Marketing Agreements if such amendment will change or modify the procedures for the delivery of inventory or the passage of title with respect thereto, or would reasonably be expected to have a material adverse consequence to Agent or the Collateral.”

(aa)        Term. Section 13.1(a) of the Loan Agreement is hereby amended to delete “December 31, 2016” and substitute “December 31, 2020” therefor.

4.          Additional Representation. In addition to the continuing representations, warranties and covenants at any time made by Borrowers to Agent and Lenders pursuant to the Loan Agreement and the other Financing Agreements, Borrowers hereby jointly and severally represent, warrant and covenant with and to Agent and Lenders that (a) as of the date of this Amendment and after giving effect hereto, no Default or Event of Default exists or has occurred and is continuing and (b) Borrowers have provided to Agent true and complete copies of the Aventine Term Loan Agreement and Term Loan Intercreditor Agreement, in each case, as in effect as of the date hereof.

5.          Release. In consideration of the agreements of Agent and Lenders contained herein and the making of loans by or on behalf of Agent and Lenders to Borrowers pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower and Parent on behalf of itself and its successors, assigns, and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Agent, each Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, whether liquidated or unliquidated, matured or unmatured, asserted or unasserted, fixed or contingent, foreseen or unforeseen and anticipated or unanticipated, which any Borrower or Parent, or any of its successors, assigns, or other legal representatives and its successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, this Agreement and the other Financing Agreements. Each Borrower and Parent understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

14

6.          Amendment Fee. In addition to all other fees, costs and expenses payable by Borrowers to Agent and Lenders under the Financing Agreements, Borrowers shall pay to Agent, for the ratable benefit of Lenders, an amendment fee in the amount of $256,250 (the “Amendment Fee”). The Amendment Fee shall be fully earned, due and payable on the date hereof, and shall not be subject to refund or rebate for any reason.

7.          Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the receipt by Agent of an original (or electronic copy) of this Amendment duly authorized, executed and delivered by Borrowers and Lenders.

8.          Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Loan Agreement or the other Financing Agreements are intended or implied and in all other respects the Loan Agreement and other Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment, on the one hand, and Loan Agreement or the other Financing Agreements, on the other hand, the terms of this Amendment shall control.

9.          Further Assurances. Borrowers shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes of this Amendment.

10.        Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

11.        Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of California (without giving effect to principles of conflict of laws).

12.        Counterparts. This Amendment may be signed in counterparts, each of which shall be an original and all of which taken together constitute one agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

[Remainder of page intentionally left blank]

15

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWERS:

Kinergy Marketing LLC,

as a Borrower

By: /s/ Bryon T. McGregor

Name: Bryon T. McGregor

Title: Chief Financial Officer

PACIFIC AG. PRODUCTS, LLC,

as a Borrower

By: /s/ Bryon T. McGregor

Name: Bryon T. McGregor

Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

Pacific Ethanol, inc,

as Parent

By: /s/ Bryon T. McGregor Name: Bryon T. McGregor Title: Chief Financial Officer

AGENT AND LENDER:

wells fargo capital finance, llc,

as Agent and sole Lender

By: /s/ Carlos Valles

Name: Carlos Valles

Title: Vice President

16